Exhibit 99.1

Alliqua BioMedical, Inc. Receives Coverage from Medicare Administrative Contractor (MAC) for Biovance®

LANGHORNE, Pa., April 16, 2015 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced that Alliqua's Biovance® Human Amniotic Membrane Allograft, has received coverage from Novitas Solutions, Inc. (“Novitas”), a Medicare Administrative Contractor, or “MAC”.

Novitas is one of eight MACs that are responsible for processing Medicare claims in one or more of twelve geographic areas, or “jurisdictions,” in the United States. In addition to processing claims, each MAC is also responsible for issuing local coverage determinations (“LCDs”) that specify which health care products and services are reimbursable through the Medicare Fee-for-Service program in the regions under its jurisdiction.

On Friday, April 10th, Novitas Solutions, Inc. published a local coverage determination titled “Application of Bioengineered Skin Substitutes to Lower Extremity Chronic Non-Healing Wounds (L27549),”[1] which included Alliqua’s Biovance Human Amniotic Membrane Allograft. Novitas has jurisdiction in two geographic areas, including eleven states and the District of Columbia. This LCD was effective for services performed on or after April 9, 2015.

“We are extremely pleased with the recent announcement from Novitas, the first MAC to include our Biovance Human Amniotic Membrane Allograft in a local coverage determination,” said Brad Barton, Chief Operating Officer of Alliqua. “Novitas is responsible for approximately 11.3 million Medicare beneficiaries within its jurisdictions. This local coverage determination from Novitas allows physicians and wound care practitioners to offer Biovance to their Medicare beneficiaries, and we view this announcement as another important step towards our goal of obtaining comprehensive reimbursement coverage in the outpatient market setting.”

Background:

In November 2013, Alliqua entered into an exclusive licensing agreement with Celgene Cellular Therapeutics (“CCT”), a subsidiary of Celgene Corporation, whereby Alliqua received the right to develop and market Biovance. Under the licensing agreement, the field of use is for the management of non-infected partial- and full-thickness wounds, including chronic and acute wounds such as diabetic ulcers, pressure ulcers, venous ulcers, chronic vascular ulcers, tunnel/undermined wounds, surgical wounds (donor sites/grafts, dehiscence), trauma wounds (abrasions, lacerations, second degree burns, and skin tears), and draining wounds.

On October 6, 2014, it was announced that the field of use for Biovance was expanded to include podiatric and orthopedic applications including sports medicine-related conditions pertaining to use during the repair of tendon, nerve and bone in the foot and ankle, as well as other surgical procedures in these specialty areas.

1 http://www.novitas-solutions.com/LCDSearchResults/faces/spaces/search/page/lcd.jspx?Jurisdiction=JH&medicareType=Part+B&_afrWindowMode=0& lcdID=L27549&
_afrLoop=402100223958000&State=Texas&_adf.ctrl-state=ji4bvhdoa_4

On November 3, 2014, Alliqua announced that Biovance was assigned a new Level II Healthcare Common Procedure Coding System (HCPCS) product reimbursement Q code (Q4154) by the Centers for Medicare and Medicaid Services. Biovance's Q code assignment pertains to the Level II HCPCS coding system, and is used to identify products, supplies and services employed outside of a physician's office, which are not included in the Level I HCPCS coding system. The new reimbursement code became effective on January 1, 2015.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on February 24, 2015, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com